ETF Opportunities Trust 485BPOS

Exhibit 99(g)(3)

AMENDMENT NO.2

TO

GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

This AMENDMENT No.2 (“Amendment”) is made as of November 1, 2020, by and between ETF Opportunities Trust (“Client”) and Citibank, N.A. (“Custodian”, together with the Client, the “Parties”), to that certain Global Custodial and Agency Services Agreement dated May 14, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Custodian performs certain custodial services for the Client;

WHEREAS, the Parties agree to amend Appendix A of the Agreement to reflect the addition of the Real Asset Strategies ETF and corresponding Authorized Participant fees to the portfolio of the Client; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Custodian hereby agree as follows:

1.	Amendment to Appendix A of the Agreement – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Custodian represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both Parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ETF OPPORTUNITIES TRUST
By:
Name:	David A. Bogaert
Title:	President
Date:	September 23, 2020

CITIBANK, N.A.
By:
Name:	Marq Fryburg
Title:	Vice President
Date:	January 5, 2021

Appendix A

To the Global Custodial and Agency Services Agreement

List of Funds for ETF Opportunities Trust

Fund Name	Authorized Participant Fee Per Create/Redeem (USD)
American Conservative Values ETF	1500
American Conservative Values Small-Cap ETF	250
Real Asset Strategies ETF	250

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